UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant ☒
Filed by Party other than Registrant ☐

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☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Materials Pursuant to §240.14a-12

UPSTREAM WORLDWIDE, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Upstream Worldwide, Inc.
413 N. Federal Highway
Ft. Lauderdale, Florida 33301

NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

To The Shareholders of Upstream Worldwide, Inc.:

We are pleased to invite you to attend the special meeting of the shareholders of Upstream Worldwide, Inc., which will be held at 9:00 a.m. on June 8, 2012 at the offices of our legal counsel Nason, Yeager, Gerson, White & Lioce, P.A. located at 1645 Palm Beach Lakes Boulevard, Suite 1200, West Palm Beach, Florida 33401, to approve an amendment to Upstream’s Certificate of Incorporation to effect a 1 for 52.4846 reverse stock split.

Upstream’s Board of Directors has fixed the close of business on April 24, 2012 as the record date for a determination of shareholders entitled to notice of, and to vote at, this meeting or any adjournment thereof.

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of the Shareholders to Be Held on June 8, 2012: This Proxy Statement is available at: https://www.proxyvote.com/

IF YOU PLAN ATTEND

Please note that space limitations make it necessary to limit attendance to shareholders. Registration and seating will begin at 8:30 a.m. Shares can be voted at the meeting only if the holder is present in person or by valid proxy.

For admission to the meeting, each shareholder may be asked to present valid picture identification, such as a driver’s license or passport, and proof of stock ownership as of the record date, such as the enclosed proxy card or a brokerage statement reflecting stock ownership. Cameras, recording devices and other electronic devices will not be permitted at the meeting.

If you do not plan on attending the meeting, please vote your shares via the Internet, by phone or by signing and dating the enclosed proxy and return it in the business envelope provided. Your vote is very important.

Our Board recommends shareholders vote “FOR” the Amendment to our Certificate of Incorporation to Effect a Reverse Stock Split.

By the Order of the Board of Directors /s/ Daniel Brauser Daniel Brauser, President

Dated: May 4, 2012

Whether or not you expect to attend in person, we urge you to vote your shares at your earliest convenience. This will ensure the presence of a quorum at the meeting. Promptly voting your shares via the Internet, by phone or by signing, dating, and returning the enclosed proxy card will save the company the expenses and extra work of additional solicitation. An addressed envelope for which no postage is required if mailed in the United States is enclosed if you wish to vote by mail. Submitting your proxy now will not prevent you from voting your shares at the meeting if you desire to do so, as your proxy is revocable at your option. Your vote is important, so please act today!

Upstream Worldwide, Inc.
413 N. Federal Highway
Ft. Lauderdale, Florida 33301

GENERAL INFORMATION

Why am I receiving these materials?

These proxy materials are being sent to holders of outstanding common and preferred stock of Upstream Worldwide, Inc., a Delaware corporation, in connection with the solicitation of proxies by our Board of Directors, which we refer to the “Board”, for use at a Special Meeting of Shareholders. The meeting will be held at 9:00 a.m. on June 8, 2012 at the offices of our legal counsel, Nason, Yeager, Gerson, White & Lioce, P.A. located at 1645 Palm Beach Lakes Boulevard, Suite 1200, West Palm Beach, Florida 33401. The proxy materials relating to the meeting are first being mailed to shareholders entitled to vote at the meeting on or about May 9, 2012.

Who is Entitled to Vote?

Upstream’s Board has fixed the close of business on April 24, 2012 as the record date for a determination of shareholders entitled to vote at the meeting. On the record date, there were 303,768,031 shares of common stock outstanding, 7,006,000 shares of Series A Preferred Stock outstanding (“Series A”), 2,626,250 shares of Series B Preferred Stock outstanding (“Series B”), and 14,797 shares of Series C Preferred Stock (“Series C”) outstanding all of which are classes of voting stock. Each share of Upstream common stock represents one vote that may be voted, each share of Series A is entitled to five votes and each share of Series B is entitled to 50 votes. None of the outstanding shares of Series C is entitled to vote. Holders of Upstream’s Series D Preferred Stock (“Series D”) do not have voting rights.

What is the difference between holding shares as a record holder and as a beneficial owner?

If your shares are registered in your name with our transfer agent, Island Stock Transfer, you are the “record holder” of those shares. If you are a record holder, these proxy materials have been provided directly to you by Upstream.

If your shares are held in a stock brokerage account, a bank or other holder of record, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials have been forwarded to you by that organization. As the beneficial owner, you have the right to instruct this organization on how to vote your shares.

If your shares are held in street name, you must instruct the organization who holds your shares how to vote your shares. Because the reverse stock split proposal requires a majority of our outstanding shares to vote “FOR” approval, if you do not instruct the organization on how to vote, it is equivalent to a vote against the proposal.

Who May Attend the Meeting?

Record holders and beneficial owners may attend the meeting. If your shares are held in street name, you will need to bring a copy of a brokerage statement or other documentation reflecting your stock ownership as of the record date. Please see below for instructions on how to vote at the meeting if your shares are held in street name.

How Do I Vote?

Record Holder

1.	Vote by Internet. The website address for Internet voting is on your proxy card.
2.	Vote by phone. Call 1 (800) 690-6903 and follow the instructions on your proxy card.
3.	Vote by mail. Mark, date, sign and mail promptly the enclosed proxy card (a postage-paid envelope is provided for mailing in the United States).
4.	Vote in person. Attend and vote at the meeting.

If you vote by Internet or phone, please DO NOT mail your proxy card.

Beneficial Owner (Holding Shares in Street Name)

1.	Vote by Internet. The website address for Internet voting is on your vote instruction form.
2.	Vote by mail. Mark, date, sign and mail promptly the enclosed vote instruction form (a postage-paid envelope is provided for mailing in the United States).
3.	Vote in person. Obtain a valid legal proxy from the organization that holds your shares and attend and vote at the meeting.

What Constitutes a Quorum?

To carry on the business of the meeting, we must have a quorum. A quorum is present when a majority of the outstanding shares of stock entitled to vote, as of the record date, are represented in person or by proxy. Shares owned by Upstream are not considered outstanding or considered to be present at the meeting. Abstentions are counted as present for the purpose of determining the existence of a quorum.

How Many Votes are Needed for the Reverse Stock Split Proposal to Pass and is Broker Discretionary Voting Allowed?

Proposal	Vote Required	Broker Discretionary Vote Allowed
Reverse Stock Split	Majority of the Outstanding Voting Power	No

How are abstentions treated?

Abstentions only have an effect on the outcome of any matter being voted on that requires the approval based on our total voting stock outstanding. Thus, abstentions have an effect of a vote against the Proposal.

What Are the Voting Procedures?

In voting by proxy you may vote in favor of the Proposal or against it.

Is My Proxy Revocable?

You may revoke your proxy and reclaim your right to vote up to and including the day of the meeting by giving written notice to the Corporate Secretary of Upstream, by delivering a proxy card dated after the date of the proxy or by voting in person at the meeting. All written notices of revocation and other communications with respect to revocations of proxies should be addressed to: Upstream Worldwide, Inc., 413 N. Federal Highway, Ft. Lauderdale, Florida 33301, Attention: Corporate Secretary.

Who is Paying for the Expenses Involved in Preparing and Mailing this Proxy Statement?

All of the expenses involved in preparing, assembling and mailing these proxy materials and all costs of soliciting proxies will be paid by Upstream. In addition to the solicitation by mail, proxies may be solicited by our officers and regular employees by telephone or in person. Such persons will receive no compensation for their services other than their regular salaries. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to forward solicitation materials to the beneficial owners of the shares held of record by such persons, and we may reimburse such persons for reasonable out of pocket expenses incurred by them in so doing. We may hire an independent proxy solicitation firm.

What Happens if Additional Matters are Presented at the Meeting?

Other than the item of business described in this Proxy Statement, we are not aware of any other business to be acted upon at the meeting. If you grant a proxy, the persons named as proxy holders, Messrs. Daniel Brauser and Michael Brachfeld, will have the discretion to vote your shares on any additional matters properly presented for a vote at the meeting.

What is “householding” and how does it affect me?

Record holders who have the same address and last name will receive only one copy of their proxy materials, unless we are notified that one or more of these record holders wishes to continue receiving individual copies. This procedure will reduce our printing costs and postage fees. Shareholders who participate in householding will continue to receive separate proxy cards.

If you are eligible for householding, but you and other record holders with whom you share an address, receive multiple copies of these proxy materials, or if you hold Upstream stock in more than one account, and in either case you wish to receive only a single copy of each of these documents for your household, please contact our Corporate Secretary at: Upstream Worldwide, Inc., 413 N. Federal Highway, Ft. Lauderdale, Florida 33301.

If you participate in householding and wish to receive a separate copy of these proxy materials, or if you do not wish to continue to participate in householding and prefer to receive separate copies of these documents in the future, please contact our Corporate Secretary as indicated above. Beneficial owners can request information about householding from their brokers, banks or other holders of record.

Do I Have Dissenters’ (Appraisal) Rights?

Appraisal rights are not available to Upstream shareholders with respect to the Proposal to be brought before the meeting.

Can a Shareholder Present a Proposal To Be Considered At the 2012 Annual Meeting?

If you wish to submit a proposal to be considered at the 2012 Annual Meeting, the following is required:

☐   Because we did not hold an Annual Meeting in 2011, for a shareholder proposal to be considered for inclusion in Upstream’s Proxy Statement and proxy card for the 2012 Annual Meeting pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, our Corporate Secretary must receive the written proposal no later than a reasonable time before Upstream begins to print and send its proxy materials. Such proposals also must comply with SEC regulations under Rule 14a-8 regarding the inclusion of shareholder proposals in company sponsored materials.

☐   Our Bylaws include advance notice provisions that require shareholders desiring to recommend or nominate individuals to the Board or who wish to present a proposal at the 2012 Annual Meeting must do so in accordance with the terms of the advance notice provisions. For a shareholder proposal or a nomination that is not intended to be included in Upstream’s Proxy Statement and proxy card under Rule 14a-8, our Corporate Secretary must receive the written proposal no less than no later than close of business on the 10th day after public disclosure of the 2012 Annual Meeting is made. If a shareholder fails to meet these deadlines and fails to satisfy the requirements of the Securities Exchange Act of 1934, we may exercise discretionary voting authority under proxies we solicit to vote on any such proposal as we determine appropriate. Your notice must contain the specific information set forth in our Bylaws.

☐   Additionally, you must be a record holder at the time you deliver your notice to the Corporate Secretary and are entitled to vote at the 2012 Annual Meeting.

A nomination or other proposal will be disregarded if it does not comply with the above procedures. All proposals and nominations should be sent to Upstream Worldwide, Inc., 413 N. Federal Highway, Ft. Lauderdale, Florida 33301. We reserve the right to amend our Bylaws and any change will apply to the 2012 Annual Meeting unless otherwise specified in the amendment.

Is My Vote Confidential?

Yes, your vote is confidential. Only the following persons have access to your vote: election inspectors, individuals who help with processing and counting your votes and persons who need access for legal reasons. If you write comments on your proxy card, your comments will be provided to Upstream, but how you vote will remain confidential.

PROPOSAL: APPROVAL OF AN AMENDMENT TO OUR CERTIFICATE OF
INCORPORATION TO EFFECT A REVERSE STOCK SPLIT

Our Board has adopted and is submitting for shareholder approval an amendment to our Certificate of Incorporation to effect a 1-for-52.4846 reverse stock split. Except as may result from the payment of cash for fractional shares resulting from the reverse stock split and as to those shareholders owning fewer than 53 shares, each shareholder will hold the same percentage of common stock outstanding immediately following the reverse stock split as each shareholder did immediately prior to the reverse stock split.

Overview

To effect the reverse stock split, our Board has authorized our management to file a certificate of amendment to our Certificate of Incorporation, which we refer to as the “Certificate,” with the Delaware Secretary of State. The par value of our common stock would remain unchanged at $0.001 per share and the number of our authorized shares of common stock would remain unchanged. Our Board may elect not to implement the approved reverse stock split at its sole discretion, even if the proposed reverse stock split is approved by our shareholders.

The form of amendment to the Certificate that will be filed with the Delaware Secretary of State is attached hereto as Appendix A.

Business Model

Upstream’s prior business model was centered on the recycling of gold and other precious metals. While initially Upstream experienced substantial growth resulting from the severe recession and the increase in the price of gold and other precious metals, by the first quarter of fiscal year 2010 its business began to fall rapidly. Ultimately, Upstream’s management became convinced that it needed to retrench from the recycling of gold and other precious metals and began focusing on the recycling of cell phones and other small electronics. Initially, Upstream entered into an agreement with ReCellular, Inc. a leading company which purchased cell phones and small electronics from customers of Upstream. When ReCellular ran into substantial financial difficulty as evidenced by the $996,000 it owed Upstream, our financial condition was materially and adversely affected. In order to remain operational, we began borrowing funds from our Chief Executive Officer, our new Chairman of the Board and two other individuals. We evaluated our business model and reviewed potential changes to avoid relying upon one partner. Our management met with the two operating principals of Fort Knox Recycling, LLC d/b/a ecoSquid (“ecoSquid”) which had developed an Internet based method of aggregating potential buyers of cell phones and small electronic items. As a result, we licensed the intellectual property (see below for a description of the intellectual property) from ecoSquid and adopted a model similar to that employed by Kayak Software Corporation (Kayak.com) in the travel industry. This model was different from our previous model to the extent that we would provide the consumer with the ability to review multiple potential buyers and prices as opposed to only one partner. However, in order to implement that model and remain in business, we needed substantial working capital for operations and marketing in order to drive consumers to our website.

ecoSquid's IP is a price comparison technology platform in the mobile device buyback industry. Their proprietary technology, which relies on trade secrets, deeply integrates through custom application programming interfaces (“APIs”) with companies that specialize in purchasing used mobile devices from consumers. Through the interfacing website powered by the underlying technology, consumers can search for the particular device they are looking to sell. Upon finding the device and answering a few questions about the condition of the device, the interface will return offers from the buyers that are willing to purchase the device. At that point the consumer selects the buyer they are willing to sell to and price they are willing to accept. The API integration allows for automatic transfer of the consumer's information to the specific buyer along with continued tracking updates back to our website through the selling process. The data that is collected through the API feeds allows us to provide statistics relevant to consumer satisfaction (ie. payment processing times, percentages as compared with quote, etc.) to consumers as well as valuable business intelligence feedback to its buyer/partners.

Series A Preferred Stock

Near the end of 2011, Upstream had minimal cash and negative working capital. From April 2011 through November 2011, Upstream borrowed a total of $800,000 from four individuals (the “Lenders”) including Messrs. Michael Brauser and Douglas Feirstein. Mr. Brauser lent a total of $325,000 and Mr. Feirstein lent $50,000. The notes were payable on demand and convertible at one-half of the per share price of the next financing. In connection with the Series A offering, the Lenders agreed to convert their notes into the Series A at $0.50 per share ($800,000 of debt converted into 1,600,000 of Series A). Mr. Michael Brauser was issued 650,000 shares of Series A and Mr. Feirstein was issued 100,000 shares of Series A. To induce the Lenders to convert their notes, Upstream issued the Lenders warrants to purchase the number of shares of common stock into which their Series A was convertible. The warrants are exercisable at $0.20 per share and are not affected by the reverse split.

In order to continue operating and to implement its new business, Upstream needed to raise substantial capital in order to provide the necessary working capital to implement its business and market its services by driving consumers to its website. To that end, senior management negotiated with potential investors the terms of an investment in Upstream. As a result of Upstream’s dire financial position, in order to entice investors to invest Upstream had to provide potential investors with a high potential reward in order to compensate for the risk. The investors, which included our Chief Executive Officer and Co-Chairman of the Board, made it clear that they would not invest without a large equity stake in Upstream (post-investment) resulting in very significant dilution to existing investors. Because Upstream did not have the authorized capital to do so, Upstream’s Board approved an offering of Series A which provided investors with a liquidation preference equal to their investment and a conversion price which would not be affected by a reverse stock split. As a result, Upstream raised approximately $5,400,000 in the Series A offering (not including the $800,000 of bridge notes which converted into 1,600,000 shares of Series A). The Series A shares were offered at $1.00 per share and convert into five shares each upon effectiveness of the reverse split. Because the Series A investors will own approximately 81% of Upstream’s common stock post-reverse stock split (not including the warrants discussed above), if Upstream is successful in implementing its business model and generating profits, the investors in Series A will profit substantially from their investments.

Previously, Upstream planned to complete a share exchange with ecoSquid Acquisition, Inc. (“Acquisition Corp”), subject to shareholders approving the reverse stock split, in order to acquire the intellectual property it licensed from ecoSquid. In April 2012, Upstream and Acquisition Corp (which were under common control), in order to close the acquisition promptly, negotiated amended terms to the proposed agreement. The parties agreed that focusing on Upstream’s business model was paramount. Under the revised terms, the owners of Acquisition Corp received preferred stock which no longer subjects the acquisition to Upstream receiving shareholder approval for the reverse stock split. On April 24, 2012, Upstream acquired Acquisition Corp in exchange for 350,000 shares of Series D preferred stock to the Acquisition Corp shareholders including 90,000 shares each to Messrs. Feirstein, Daniel Brauser and Nik Raman and 25,000 shares each to Mr. Michael Brauser, Upstream’s Co-Chairman and another Upstream shareholder. The Series D shares: (i) have a liquidation preference equal to $10.00 per share, (ii) do not have voting rights and (iii) are not convertible into Upstream’s common stock. The reverse stock split proposal has no affect on the acquisition and we are not seeking shareholder approval of the acquisition.

As part of the acquisition of ecoSquid, Douglas Feirstein, our Chief Executive Officer, Daniel Brauser, our President, along with Nik Raman, and Christian Croft, the key managers of ecoSquid formed Acquisition Corp which was initially funded by $150,000 from certain investors including Michael Brauser, our Co-Chairman. On February 29, 2012, Acquisition Corp acquired ecoSquid for $500,000, which was distributed to the non-management ecoSquid members. As part of the $500,000 consideration, Acquisition Corp issued a $350,000 promissory note which was paid by Mr. Michael Brauser and by an entity controlled by Barry Honig, a greater than 5% shareholder of Upstream.

Purpose of the Reverse Stock Split

Our common stock is currently quoted on the Over-The-Counter Bulletin Board, which we refer to as the “Bulletin Board,” under the symbol “UPST”. On May 3, 2012, the closing price of our common stock was $0.0058. Additionally, our Board believes that our relatively low per-share market price of our common stock impairs the acceptability of the common stock to potential investors and certain members of the investing public, including institutional investors. Our Board also believes that the reverse stock split will provide us with additional shares of common stock that it can issue in the future without otherwise having to increase our authorized shares. The Board believes that this will provide us with additional flexibility should it decide to raise additional capital, conduct an acquisition or issue shares or equity equivalents as compensation. The ratio was chosen in order to reduce the fully-diluted outstanding share count to approximately 10,000,000 (which was arbitrarily chosen) not including shares underlying all outstanding Series A and shares underlying 8,000,000 warrants. These warrants were issued in connection with debt which was converted into our Series A offering by certain individuals including Messrs. Michael Brauser ($325,000 converted into 650,000 shares of Series A and 3,250,000 warrants) and Feirstein ($50,000 converted into 100,000 shares of Series A and 1,000,000 warrants). The number and exercise price ($0.20 per share) of these warrants are not affected by the reverse stock split.

Reasons for the Reverse Stock Split

The Board believes that a reverse stock split is desirable and should be approved by shareholders for a number of reasons, including:

•	Raise Working Capital. As mentioned above, Upstream was in a dire financial situation and needed to raise capital in order to run its business. In order to meet its contractual obligation to Series A investors, Upstream is required to use its best efforts to obtain shareholder approval to effectuate the reverse stock split. If we are unable to obtain shareholder approval of the reverse stock split, investors could seek rescission of their investment and which would affect our ability to continue operations.
•	Increase in Eligible Institutional and Other Investors. We believe a reverse stock split may increase the price of our common stock or potentially decrease its volatility, and thus may allow a broader range of investors with the ability to invest in our stock. For example, many funds and institutions have investment guidelines and policies that prohibit them from investing in stocks whose price is below a certain threshold. Many investors are concerned about purchasing stock which trades so low. We believe that increased institutional and other investor interest in Upstream and our common stock will potentially increase the overall market for our common stock.
•	Increase Analyst and Broker Interest. We believe a reverse stock split would help increase analyst and broker-dealer interest in our common stock as many brokerage and investment advisory firms’ policies can discourage analysts, advisors, and broker/dealers from following or recommending companies with low stock prices. Because of the trading volatility and lack of liquidity often associated with lower-priced stocks, many brokerage houses have adopted investment guidelines and policies and practices that either prohibit or discourage them from investing or trading such stocks or recommending them to their clients and customers. Some of those guidelines, policies and practices may also function to make the processing of trades in lower-priced stocks economically unattractive to broker-dealers. While we recognize we will remain a “penny stock” under the rules of the Securities and Exchange Commission because a penny stock trades at less than $5.00, we think the increase from the reverse split will position us better if our business increases as we expect. Additionally, because brokers’ commissions and dealer mark-ups/mark-downs on transactions in lower-priced stocks generally represent a higher percentage of the stock price than commissions and mark-ups/mark-downs on higher-priced stocks, the current average price per share of our common stock can result in shareholders or potential shareholders paying transaction costs representing a higher percentage of the total share value than would otherwise be the case if the share price were substantially higher.
•	Move Upstream Closer to Listing on Nasdaq or the NYSE Amex. By potentially increasing our stock price, the reverse stock split would potentially increase our share price required for the initial listing requirements for The Nasdaq Stock Market or NYSE Amex Stock Exchange. We would like to eventually apply for listing on Nasdaq or the Amex. We currently do not meet their listing requirements of $4 and $3 respectively, including the minimum bid price. The reverse stock split will not cause us to meet all of the listing requirements for either Nasdaq or Amex. But we believe the reverse stock split will increase our stock price which may help us move towards eventually meeting the minimum share price requirement. We are not certain that the reverse stock split will have a long-term positive effect on the market price of our common stock, or increase our ability to be listed or approved for trading on either Nasdaq or the Amex.

Risks of the Reverse Stock Split

•	The reverse stock split may not increase our stock price, which would prevent us from realizing some of the anticipated benefits of the reverse stock split. The market price of our common stock is based on a number of factors which may be unrelated to the number of shares outstanding. These factors may include our performance, general economic and market conditions and other factors, many of which are beyond our control. The market price per share may not rise, or it may remain constant in proportion to the reduction in the number shares outstanding before the reverse stock split. Accordingly, the total market capitalization of our common stock after the reverse stock split may be lower than the total market capitalization before the reverse stock split. In the future, the market price of common stock following the reverse stock split may not equal or exceed the market price prior to the reverse stock split.

The Board expects that the reverse split will increase the price per share of our common stock, which in turn would, among other things, broaden the class of investors who invest in our stock, help increase analyst and broker interest in our stock and position us for eventual listing on a stock exchange. While the Board expects that a reverse stock split of our common stock will increase the market price of our common stock, the effect of a reverse split upon the market price of our common stock cannot be predicted with any certainty. The market price of our common stock is be primarily driven by other factors unrelated to the number of shares outstanding, including our current and expected future performance, conditions in the U.S. and the global economy, conditions in our industry and markets, and stock market conditions generally. Therefore, it is possible that the per share price of our common stock after the reverse stock split will not rise in proportion to the reduction in the number of shares of our common stock outstanding resulting from the reverse stock split, which could cause Upstream to fail to realize the anticipated benefits of the reverse stock split.

Effects of the Reverse Stock Split

•	Reduction of Shares Held by Existing Shareholders. After the effective date of the proposed reverse stock split, each common shareholder will own fewer shares of our common stock. Additionally, as a result of the automatic conversion on the Series A, the reverse stock split will affect all of our common shareholders as a result of the additional shares that will be issued upon the effectuation of the reverse stock split. We will pay of cash in lieu of fractional shares. The number of shareholders of record will not be affected by the proposed reverse stock split (except to the extent that any shareholder holds only a fractional share interest and receives cash for such interest after the proposed reverse stock split and the additional shareholders resulting from the Series A conversion). If the proposed reverse stock split is approved, it will increase the number of shareholders who own “odd lots” of less than 100 shares of our common stock. Brokerage commissions and other costs of transactions in odd lots may be higher than the costs of transactions of more than 100 shares of common stock.
•	Change in Number and Exercise Price of Employee and Director Equity Awards. The proposed reverse stock split will reduce the number of shares of common stock available for issuance under our equity plan and agreements in proportion to the reverse stock split ratio. Under the terms of our outstanding equity and option awards, the proposed reverse stock split will cause a reduction in the number of shares of common stock issuable upon exercise or vesting of such awards in proportion to the ratio of the reverse stock split and will cause a proportionate increase in the exercise price of such awards to the extent they are stock options. The number of shares authorized for future issuance under our equity plan will also be proportionately reduced. The number of shares of common stock issuable upon exercise or vesting of stock option awards will be rounded to the nearest whole share and no cash payment will be made in respect of such rounding. With the exception of the warrants issued to bridge note investors described on page 6, warrant and other convertible security holders will also see a similar reduction of the number of shares such instruments are convertible into as stock option holders described above.
•	Effect on Preferred Stock.
o	Our outstanding shares of Series B and Series C Preferred Stock votes on an as-converted basis. The conversion price at which Series B and Series C Preferred Stock is convertible into common stock will be proportionately adjusted. As a result, the proportionate voting rights and other rights will not be affected by the reverse stock split.
o	Our outstanding shares of Series A vote on an as-converted basis. The conversion price of the Series A will not be adjusted by the reverse stock split. However, subject to a 9.99% conversion blocker, all of the Series A converts once we effect the reverse stock split.
o	Our outstanding shares of Series D are not convertible. As a result, the reverse stock split has no effect on the Series D.
•	Regulatory Effects. Our common stock is currently registered under Section 12(g) of the Securities Exchange Act of 1934, and we are subject to the periodic reporting and other requirements of the Exchange Act. The proposed reverse stock split will not affect the registration of the common stock under the Exchange Act or our obligation to publicly file financial and other information with the Securities and Exchange Commission. If the proposed reverse stock split is implemented, our common stock will continue to trade on the Bulletin Board. Additionally, Upstream will obtain a new CUSIP number.

In addition to the above, the reverse stock split will have the following effects upon our common stock:

•	The per share loss and net book value of our common stock will be increased because there will be a lesser number of shares of our common stock outstanding;
•	The authorized common stock and the par value of the common stock will remain $0.001 per share;
•	The stated capital on our balance sheet attributable to the common stock will be decreased and the additional paid-in capital account will be credited with the amount by which the stated capital is decreased;
•	Shares of common stock after the reverse stock split will be fully paid and non-assessable; and
•	The shares of common stock after the reverse stock split will have the same voting rights and rights to dividends and distributions and will be identical in all other respects to the shares of common stock prior to the reverse stock split.

Impact of the Series A Offering and Reverse Split on Common Shareholders

In January 2012, Upstream raised approximately $5,400,000 in the Series A offering (not including $800,000 of debt which converted into 1,600,000 shares of Series A) at $1.00 per share. Each share of Series A will automatically convert into five shares of Upstream’s common stock following completion of the reverse stock split. As opposed to the other shares of Upstream’s capital stock, the Series A conversion ratio will not be affected by the reverse stock split ratio. The following table reflects the pre and post reverse stock split and Series A offering voting power of holders of Upstream’s capital stock as of the record date:

	Pre-Split and Offering	Pre-Split and Post Offering	Post-Split and Offering*
Common Stock	69.6%	64.4%	13.4%
Series A	0.0%	7.4%	80.8%
Series B	30.1%	27.9%	5.8%
Series C	0.3%	0.3%	0.1%
Series D	0.0%	0.0%	0.0%

*	Does not give effect to the Blocker (described below).

Anti-Takeover Effects of the Reverse Stock Split

The effective increase in our authorized and unissued shares as a result of the reverse stock split could potentially be used by our Board to thwart a takeover attempt or make it more difficult to remove management. The overall effects of this proposal might be to discourage, or make it more difficult to engage in, a merger, tender offer or proxy contest, or the acquisition or assumption of control by a holder of a large block of our securities and the removal of incumbent management. The proposal could make the accomplishment of a merger or similar transaction more difficult, even if it is beneficial to shareholders. Our Board might use the additional shares to resist or frustrate a third-party transaction, favored by a majority of the independent shareholders that would provide an above-market premium, by issuing additional shares to frustrate the takeover effort.

This proposal is not the result of management’s knowledge of an effort to accumulate Upstream’s securities or to obtain control of the company by means of a merger, tender offer, solicitation or otherwise. Upstream is not currently aware of any pending or proposed transaction involving a change in control. This proposal is not prompted by any specific effort or perceived threat of takeover and Upstream does not have any current plans, proposals or arrangements to propose any amendment to the Certificate or Bylaws that would have a material anti-takeover effect.

Effective Date

Once we decide to implement the proposed reverse stock split, it will become effective on the date of filing of a Certificate of Amendment to our Certificate with the office of the Secretary of State of the State of Delaware. However, a Securities and Exchange Commission rule requires us to first give 10 days’ prior notice to the Financial Industry Regulatory Authority or FINRA. As a practical matter, there is additional delay before FINRA approves that reverse stock split.

Payment for Fractional Shares

No fractional shares of common stock will be issued as a result of the proposed reverse stock split. Instead, shareholders who otherwise would be entitled to receive fractional shares, upon surrender to the exchange agent of such certificates representing such fractional shares, will be entitled to receive cash in an amount equal to the product obtained by multiplying (a) the closing price of our common stock on the record date for the reverse stock split as reported on the Bulletin Board by (b) the number of shares of our common stock held by such shareholder that would otherwise have been exchanged for such fractional share interest.

Exchange of Stock Certificates

Once we implement the reverse stock split, the share certificates representing the shares will continue to be valid. In the future, new share certificates will be issued reflecting the reverse stock split, but this in no way will affect the validity of your current share certificates. The reverse stock split will occur without any further action on the part of our shareholders. After the effective date of the amendment, each share certificate representing the shares prior to the reverse stock split will be deemed to represent the number of shares shown on the certificate, divided by the number representing the size of the split. Certificates representing the shares after the reverse stock split will be issued in due course as share certificates representing shares prior to the reverse stock split are tendered for exchange or transfer to our transfer agent. As applicable, new share certificates evidencing new shares following the reverse stock split that are issued in exchange for share certificate issued prior to the reverse stock split representing old shares that are restricted shares will contain the same restrictive legend as on the old certificates. Also, for purposes of determining the term of the restrictive period applicable to the new shares after the reverse stock split, the time period during which a shareholder has held their existing pre-split old shares will be included in the total holding period.

As soon as practicable after the reverse split our transfer agent will act as exchange agent for purposes of implementing the exchange of stock certificates for record holders. Record holders of pre-reverse stock split shares will be asked to surrender to the exchange agent certificates representing pre-reverse split shares in exchange for a book entry with the transfer agent or certificates representing post-reverse stock split shares in accordance with the procedures to be set forth in a letter of transmittal to be sent by us. No new certificates will be issued to a shareholder until such shareholder has surrendered such shareholder’s outstanding certificate(s) together with the properly completed and executed letter of transmittal to the exchange agent.

SHAREHOLDERS SHOULD NOT DESTROY ANY STOCK CERTIFICATE(S) AND SHOULD NOT SUBMIT ANY CERTIFICATE(S) UNTIL REQUESTED TO DO SO.

For street name holders of pre-reverse split shares, your broker will make the appropriate adjustment to the number of shares held in your account following the effective date of the reverse stock split.

Accounting Consequences

The par value per share of our common stock will remain unchanged at $0.001 per share after the reverse stock split. As a result, on the effective date of the reverse stock split, the stated capital on our consolidated balance sheet attributable to common stock will be reduced and the additional paid-in-capital account will be increased by the amount by which the stated capital is reduced. Per share net loss will be increased because there will be fewer shares of our common stock outstanding. We do not anticipate that any other accounting consequences, including changes to the amount of stock-based compensation expense to be recognized in any period, will arise as a result of the reverse stock split.

Material Federal U.S. Income Tax Consequences of the Reverse Stock Split

Each shareholder is advised to consult their own tax advisor as the following discussion may be limited, modified or not apply based on your own particular situation.

The following is a summary of important tax considerations of the proposed reverse stock split. It addresses only shareholders who hold the pre-reverse stock split shares and post-reverse stock split shares as capital assets. It does not purport to be complete and does not address shareholders subject to special rules, such as financial institutions, tax-exempt organizations, insurance companies, dealers in securities, mutual funds, foreign shareholders, shareholders who hold the pre-reverse stock split shares as part of a straddle, hedge, or conversion transaction, shareholders who hold the pre-reverse split shares as qualified small business stock within the meaning of Section 1202 of the Internal Revenue Code of 1986, which we refer to as the “Code”, shareholders who are subject to the alternative minimum tax provisions of the Code, and shareholders who acquired their pre-reverse stock split shares pursuant to the exercise of employee stock options or otherwise as compensation. This summary is based upon current law, which may change, possibly even retroactively. It does not address tax considerations under state, local, foreign, and other laws. Furthermore, we have not obtained a ruling from the Internal Revenue Service or an opinion of legal or tax counsel with respect to the consequences of the reverse stock split.

The reverse stock split is intended to constitute a reorganization within the meaning of Section 368 of the Code. Assuming the reverse stock split qualifies as reorganization, a shareholder generally will not recognize gain or loss on the reverse stock split, except to the extent of cash, if any, received in lieu of a fractional share interest in the post-reverse split shares. The aggregate tax basis of the post-reverse stock split shares received will be equal to the aggregate tax basis of the pre-reverse stock split shares exchanged (excluding any portion of the holder’s basis allocated to fractional shares), and the holding period of the post-reverse stock split shares received will include the holding period of the pre-reverse stock split shares exchanged.

A holder of the pre-reverse stock split shares who receives cash will generally recognize gain or loss equal to the difference between the portion of the tax basis of the pre-reverse stock split shares allocated to the fractional share interest and the cash received. Such gain or loss will be a capital gain or loss and will be short term if the pre-reverse stock split shares were held for one year or less and long term if held more than one year. No gain or loss will be recognized by us as a result of the reverse stock split.

Our Board recommends shareholders vote “FOR” the Amendment to our Certificate of Incorporation to Effect the Reverse Stock Split.

Beneficial Ownership

The following table sets forth the number of shares of our voting stock beneficially owned (A) as of the record date and (B) giving effect to the reverse stock split by (i) those persons known by us to be owners of more than 5% of our voting stock, (ii) each director, (iii) all named executive officers and (iv) all executive officers and directors of Upstream as a group. Unless otherwise noted below, the address for each shareholder is: c/o Upstream Worldwide, Inc., 413 N. Federal Highway, Ft. Lauderdale, FL 33301. Except where it states otherwise in the table or footnotes below, the ownership amounts do not give effect to the reverse stock split.

Title of Class	Beneficial Owner		Amount and Nature of Beneficial Ownership(1)	Percent of Class(1)	After Reverse Split(2)	Percent of Class(2)
Common Stock	Douglas Feirstein	(3)	69,476,463	16.8%	2,215,977	5.0%
Common Stock	Daniel Brauser	(4)	62,028,547	15.3%	1,593,124	3.7%
Common Stock	Chuck Wallace	(5)	7,969,685	2.0%	151,848	*
Common Stock	Sergio Zyman	(6)	2,500,000	*	5,000,000	11.5%
Common Stock	Michael Brauser	(7)	60,791,293	14.3%	7,480,497	15.9%
Common Stock	Grant Fitzwilliam	(8)	1,806,322	*	33,923	*
Common Stock	Scott Frohman	(9)	8,235,740	2.1%	145,021	*
Common Stock	Nik Raman	(10)	0	0%	0	0%
Common Stock	All directors and executive officers as a group (8 persons)(11)		141,579,080	30.8%	14,875,002	30.9%
Common Stock	Barry Honig	(12)	30,346,426	9.9%	7,463,346	15.9%
Common Stock	Todd Oretsky	(13)	52,302,811	13.2%	1,407,817	3.2%
Common Stock	Hakan Koyuncu	(14)	54,406,978	13.7%	1,447,909	3.3%
Common Stock	Frost Gamma Investments Trust	(15)	30,346,426	9.9%	6,386,584	14.4%

*	Less than 1%.
(1)	Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, convertible notes and preferred stock currently exercisable or convertible or exercisable or convertible within 60 days are deemed outstanding for computing the percentage of the person holding such securities but are not deemed outstanding for computing the percentage of any other person. The table includes shares of common stock, options, warrants, convertible notes and preferred stock exercisable or convertible into common stock and vested or vesting within 60 days. Unless otherwise indicated in the footnotes to this table, we believe that each of the shareholders named in the table has sole voting and investment power with respect to the shares of common stock indicated as beneficially owned by them.

Percentages are based on the following securities outstanding (adjusted as required by rules of the SEC) and entitled to vote, as of the record date:

•	303,768,031 shares of common stock;
•	27,947,565 shares of common stock underlying Series A; and
•	64,158,926 shares of common stock underlying Series B.

Holders of our outstanding preferred stock, excluding directors or officers, are precluded from converting if the conversion would cause them to be a beneficial owner of more than 9.99% of our common stock, which we refer to as the “Blocker.” Messrs. Barry Honig and Dr. Phillip Frost would be deemed to beneficially own more than 9.99% but for the Blocker. Consequently, their ownership disclosure does not include certain shares of common stock underlying their shares of preferred stock and warrants. Additionally, the shareholders are not entitled to vote the shares which are subject to the Blocker. Of the outstanding 7,006,000 shares of Series A (which votes on a five vote for one basis), approximately 5.6 million are entitled to vote. Of the outstanding Series B (which votes on a 50 vote for one share basis), approximately 1.28 million shares are entitled to vote. None of the outstanding shares of Series C (which votes on a 100 vote for one share basis) would be entitled to vote as a result of the Blocker.

The shares of common stock beneficially owned by each of Messrs. Daniel Brauser, Feirstein, Koyuncu and Oretsky include all shares of common stock subject to a Stockholders Agreement, which terminates when each member of the group beneficially owns less than 100,000 shares. Under the Stockholders Agreement, the group agreed to vote all of their shares of common stock together on any action as determined by a majority of the members of the group still owning 20,000 shares. The shares of common stock individually owned by them are:

Mr. Feirstein	29,008,503 shares
Mr. Brauser	9,715,335 shares
Mr. Koyuncu	4,800,001 shares
Mr. Oretsky	8,778,972 shares
(2)	Beneficial ownership gives effect to the reverse stock split. Percentages are based on a total of 42,482,354 votes post reverse stock split: represented by (i) 5,787,755 shares of common stock outstanding, (ii) 35,030,000 shares of common stock underlying Series A which automatically convert upon the effectuation of the reverse stock split, (iii) 2,501,924 shares of common stock underlying Series B and (iv) 28,193 shares of common stock underlying Series C. The number of shares that will be beneficially owned by Barry Honig and Frost Gama Investments Trust will be less than the amount shown in the table as a result of the Blocker.
(3)	Mr. Feirstein is a director and executive officer. Includes 11,173,652 vested stock options. Also includes (i) 5,500,000 shares issuable upon conversion of preferred stock and (ii) 500,000 shares issuable upon exercise of warrants, all of which are held by the Feirstein Family Holdings, LLLP, an entity controlled by Mr. Feirstein (“Feirstein Entity”).
(4)	Mr. Daniel Brauser is a director and executive officer. Includes 333,334 shares of common stock issuable upon the exercise of warrants. Also includes 9,392,402 vested stock options.
(5)	Mr. Wallace is a former executive officer. The pre-split ownership represents vested stock options. The post-split ownership includes an additional 500,000 vested stock options.
(6)	Mr. Zyman is a director and executive officer. The pre-split ownership represents shares issuable upon conversion of preferred stock. The post-split ownership also includes 2,500,000 shares of common stock issuable upon the effectuation of the reverse stock split.
(7)	Mr. Michael Brauser is a director. Includes shares of common stock jointly held with Mr. Brauser’s wife. Does not include shares held in a trust created by Mr. Brauser, of which one of his adult sons is the trustee and all of his four adult children including Daniel Brauser are the beneficiaries. Mr. Brauser disclaims beneficial ownership of these securities, and this disclosure shall not be deemed an admission of beneficial ownership of these securities for Section 16 of the Securities Exchange Act of 1934 or for any other purposes. Also includes (i) 25,750,000 additional shares of common stock issuable upon conversion of preferred stock and (ii) 3,250,000 shares issuable upon exercise of warrants.
(8)	Mr. Fitzwilliam is a director. Includes 1,515,386 vested stock options.
(9)	Mr. Frohman is a director. Includes 1,222,347 vested stock options.
(10)	Mr. Raman is a director and executive officer.
(11)	This amount includes the ownership of executive officers which are not deemed named executive officers under SEC rules.
(12)	Represents (i) 3,929,840 shares of common stock held individually by Mr. Barry Honig, (ii) 17,120,250 shares of common stock held by GRQ Consultants, Inc. 401(K), of which the reporting person is the trustee, (iii) 276,348 shares of common stock held by GRQ Consultants, Inc. 401(K) FBO Barry Honig of which the reporting person is the trustee, (iv) 7,852,423 shares of common stock held by GRQ Consultants, Inc. Defined Benefit Pension Plan of which the reporting person is the trustee and (v) shares of common stock underlying Series C. Does not include additional shares of common stock issuable upon the conversion of preferred stock or exercise of warrants as a result of the Blocker. Address is 4400 Biscayne Blvd., Miami, Florida 33137.
(13)	Mr. Oretsky resigned as an executive officer and director on February 2, 2010. Mr. Oretsky’s shares are held by Jack Oretsky Holdings, LLC, a limited liability company in which Mr. Oretsky, to our knowledge, is the managing member. Mr. Oretsky is a former director and executive officer. Address is 547 N.E. 59th Street, Miami, Florida 33137.
(14)	Mr. Koyuncu is a former executive officer and director who resigned in November 2010. Includes 2,104,167 vested stock options. Address is 750 SW 3rd Street, Boca Raton, Florida 33486.

(15)	Dr. Phillip Frost is the trustee of Frost Gamma Investments Trust. Includes shares of common stock issuable upon conversion of preferred stock. Does not include additional shares of common stock issuable upon the conversion of preferred stock as a result of the Blocker. Address is 4400 Biscayne Blvd., Miami, Florida 33137.

Interests of Certain Persons in or Opposition to Matters to be Acted Upon

Because the five-for-one conversion ratio on the Series A will not be adjusted by the reverse stock split, all of the investors in the Series A offering (including Messrs. Feirstein, Michael Brauser and Zyman) have a substantial interest in the approval of the reverse stock split proposal. The Series A shares held by these individuals and the shares of common stock into which the Series A will convert upon the reverse stock split being effectuated are:

Douglas Feirstein, Chief Executive Officer — 100,000 shares of Series A (500,000 shares of common stock)

Michael Brauser, Co-Chairman — 650,000 shares of Series A (3,250,000 shares of common stock)

Sergio Zyman, Co-Chairman — 500,000 shares of Series A (2,500,000 shares of common stock)

Additionally, as previously mentioned on page 5, the warrants issued to Messrs. Feirstein and Michael Brauser in connection with their debt conversion are not affected by the reverse stock split.

In connection with his appointment as Executive Chairman of the Board, Mr. Zyman was granted 2,500,000 shares of common stock on a post-reverse split basis, subject to Upstream effectuating the reverse stock split.

Where You Can Find More Information

You can read and copy any materials that Upstream files with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. You can obtain information about the operation of the SEC’s Public Reference Room by calling the SEC at 1-800-SEC-0330. The SEC also maintains a website that contains information we file electronically with the SEC, which you can access over the Internet at www.sec.gov. Copies of these materials may also be obtained by mail from the Public Reference Section of the SEC at 100 F Street, N.E., Washington, D.C. 20549 at prescribed rates.

OTHER MATTERS

Upstream has no knowledge of any other matters that may come before the meeting and do not intend to present any other matters. However, if any other matters shall properly come before the meeting or any adjournment, the persons soliciting proxies will have the discretion to vote as they see fit unless directed otherwise.

If you do not plan to attend the meeting, in order that your shares may be represented and in order to assure the required quorum, please sign, date and return your proxy promptly. In the event you are able to attend the meeting, at your request, Upstream will cancel your previously submitted proxy.

By the Order of the Board of Directors
/s/ Daniel Brauser Daniel Brauser, President

May 4, 2012

Appendix A

CERTIFICATE OF AMENDMENT TO
CERTIFICATE OF INCORPORATION
OF UPSTREAM WORLDWIDE, INC.

Upstream Worldwide, Inc. (the “Company”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Delaware General Corporation Law”), hereby certifies as follows:

1.  The Company was incorporated by the filing of a Certificate of Incorporation with the Secretary of State of Delaware on November 18, 2003.

2.  Pursuant to Sections 242 and 228 of the Delaware General Corporation Law, the amendment herein set forth has been duly approved by the Board of Directors and holders of a majority of the outstanding capital stock of the Company.

3.  Article FOURTH of the Certificate of Incorporation is amended by adding the following at the end thereof:

As of the close of business on ____________, 2012 (4:01 p.m. Eastern Daylight Time) (the “Reverse Split Date”), each 52.4846 shares of common stock issued and outstanding immediately prior to the Reverse Split Date (referred to in this paragraph as the “Old Common Stock”) automatically and without any action on the part of the holder thereof will be reclassified and changed into one share of new common stock, par value $.0001 per share (referred to in this paragraph as the “New Common Stock”), subject to the treatment of fractional share interests as described below. Each holder of a certificate or certificates that immediately prior to the Reverse Split Date represented outstanding shares of Old Common Stock (the “Old Certificates”) will be entitled to receive, upon surrender of such Old Certificates to the Company for cancellation, a certificate or certificates (the “New Certificate”, whether one or more) representing the number of whole shares (rounded up to the nearest whole share) of the New Common Stock into which and for which the shares of the Old Common Stock formerly represented by such Old Certificates so surrendered are reclassified under the terms hereof. From and after the Reverse Split Date, Old Certificates shall represent only the right to receive New Certificates pursuant to the provisions hereof. No certificates or scrip representing fractional share interests in New Common Stock will be issued. If more than one Old Certificate shall be surrendered at one time for the account of the same shareholder, the number of full shares of New Common Stock for which New Certificates shall be issued shall be computed on the basis of the aggregate number of shares represented by the Old Certificates so surrendered. In the event that the Company determines that a holder of Old Certificates has not tendered all his, her or its certificates for exchange, the Company shall carry forward any fractional share until all certificates of that holder have been presented for exchange. The Old Certificates surrendered for exchange shall be properly endorsed and otherwise in proper form for transfer. From and after the Reverse Split Date, the amount of capital represented by the shares of the New Common Stock into which and for which the shares of the Old Common Stock are reclassified under the terms hereof shall be an amount equal to the product of the number of issued and outstanding shares of New Common Stock and the $0.0001 par value of each such share.

4.  This Certificate of Amendment to Certificate of Incorporation was duly adopted and approved by the shareholders of the Company on the ___ day of _____________, 2012 in accordance with Section 242 of the Delaware General Corporation Law.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment to Certificate of Incorporation as of the ___ day of ___________, 2012.

UPSTREAM WORLDWIDE, INC.

By:
Daniel Brauser, Chief Financial Officer

A-1

Upstream Worldwide, Inc.
413 N. Federal Highway
Ft. Lauderdale, Florida 33301

UPSTREAM WORLDWIDE, INC.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

SPECIAL MEETING OF STOCKHOLDERS – June 8, 2012 AT 9:00 AM New York TIME

VOTING INSTRUCTIONS

If you vote by phone or internet, please DO NOT mail your proxy card.

MAIL:	Please mark, sign, date, and return this Proxy Card promptly using the enclosed envelope.
PHONE:	Call 1 (800) 690-6903
INTERNET:	https://www.proxyvote.com
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MARK “X” HERE IF YOU PLAN TO ATTEND THE MEETING:  ☐

MARK HERE FOR ADDRESS CHANGE ☐ New Address (if applicable):

______________________________________________________________

______________________________________________________________

______________________________________________________________

IMPORTANT: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Dated: ________________________, 2012

(Print Name of Stockholder and/or Joint Tenant)

(Signature of Stockholder)

(Second Signature if held jointly)

The shareholder(s) hereby appoints Daniel Brauser and Michael Brachfeld, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of voting stock of Upstream Worldwide, Inc. that the shareholder(s) is/are entitled to vote at the Special Meeting of Shareholder(s) to be held at 9:00 AM, New York Time on June 8, 2012, at Nason, Yeager, Gerson, White & Lioce, P.A. located at 1645 Palm Beach Lakes Boulevard, Suite 1200, West Palm Beach, Florida 33401, and any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted “FOR” the proposal to approve an amendment to Upstream’s Certificate of Incorporation to effect the reverse stock split. If any other business is presented at the meeting, this proxy will be voted by the above-named proxies at the direction of the Board of Directors. At the present time, the Board of Directors knows of no other business to be presented at the meeting.

Proposal:

1.  To approve an amendment to Upstream’s Certificate of Incorporation to effect a 1 for 52.4846 reverse stock split.

FOR  ☐      AGAINST  ☐      ABSTAIN ☐

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